Exhibit 99.6

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements give effect to the Merger. Catheter Precision, Inc. (“Catheter Precision”) was determined to be the accounting acquirer based upon the terms of the Merger and other factors including Catheter Precision’s security holders obtain voting control of Ra Medical Systems, Inc. (“Ra Medical”).

In the unaudited pro forma condensed combined financial statements, the Merger will be recorded as a business combination using the acquisition method of accounting under accounting principles generally accepted in the United States, or “U.S. GAAP”. The Merger will be accounted for as a business acquisition under the accounting guidance and Catheter Precision, as the accounting acquirer, will record the assets acquired and assumed liabilities of Ra Medical at their fair values as of the acquisition date. Catheter Precision and Ra Medical have determined a preliminary estimated purchase price calculated as described in Note 2 to the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined balance sheet as of June 30, 2022 gives effect to the Merger as if it took place on June 30, 2022 and combines the historical balance sheets of Catheter Precision and Ra Medical as of such date. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2022 and for the year ended December 31, 2021 gives effect to the Merger as if it took place as of January 1, 2021, and combines the historical results of Catheter Precision and Ra Medical for each period. The historical financial statements of Catheter Precision and Ra Medical have been adjusted to give pro forma effect to events that are (i) directly attributable to the Merger, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of operations, at the date hereof are expected to have a continuing impact on the combined companies’ results.

The unaudited pro forma condensed combined financial information is based on the assumptions and adjustments that are described in the accompanying notes. The unaudited pro forma condensed combined financial statements and pro forma adjustments have been prepared based on preliminary estimates of fair value of assets acquired and liabilities assumed. Differences between these preliminary estimates and the final acquisition accounting are likely to occur and these differences could be material as compared to the accompanying unaudited pro forma condensed combined financial statements and the combined companies’ future results of operations and financial position. The actual amounts recorded as of the completion of the Merger may also differ materially from the information presented in these unaudited condensed combined pro forma financial statements as a result of, among other factors, the amount of capital raised by Ra Medical between entering the Merger Agreement and closing of the Merger; the amount of cash used in operations between the signing of the Merger Agreement and the closing of the Merger; the timing of closing of the Merger; changes in the fair value of Ra Medical common stock and other changes in the Ra Medical assets and liabilities that occur prior to the completion of the Merger.

The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies, if any. The unaudited pro forma condensed combined financial information is preliminary and has been prepared for informational purposes only and is not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Ra Medical and Catheter Precision been a combined company during the specified periods.

The unaudited pro forma condensed combined financial information, including the notes thereto, should be read in conjunction with the separate Ra Medical and Catheter Precision historical financial statements, and their respective management’s discussion and analysis of financial condition and results of operations incorporated or included as exhibits to this Form 8-K.

Ra Medical Systems, Inc.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

(in thousands)

As of June 30, 2022

	Historical		Pro Forma
	Catheter		Pro Forma		Pro Forma
	Precision	Ra Medical	Adjustments	Notes	Results
Assets
Current Assets:
Cash and cash equivalents	$76	$11,128	$5,500	3.b	$16,704
Accounts receivable, net	39	17	—		56
Inventories	—	43	—		43
Other current assets	114	1,144	—		1,258
Total current assets	229	12,332	5,500		18,061
Property and equipment, net	25	38	—		63
Operating lease right-of-use assets	26	1,967	—		1,993
Other long-term assets	—	36	—		36
Total assets	$280	$14,373	$5,500		$20,153
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$62	$487	$—		$549
Accrued expenses	125	1,970	(101)	3.c	9,205
			5,000	3.d
			1,211	3.e
			1,000	3.f
Current portion of operating lease liabilities	26	297	—		323
Royalties payable	159	—	—		159
Interest payable - related parties	12,547	—	(12,547)	3.g	—
Convertible promissory notes - related parties	25,465	—	(25,465)	3.h	—
Derivative liability	1,182	—	(1,182)	3.i	—
Total current liabilities	39,566	2,754	(32,084)		10,236
Contingent consideration	—	—	1,000	3.g	1,000
Operating lease liabilities	—	1,828	—		1,828
Total liabilities	39,566	4,582	(31,084)		13,064
Shareholders' equity:
Common stock (new)	—	—	5	2.	5
Common stock	10	10	(10)	3.m	10
Additional paid-in capital	75,088	201,996	(201,996)	3.m	89,824
			14,736	2.
Accumulated deficit	(114,384)	(192,215)	192,215	3.m	(82,750)
			12,547	3.g
			25,465	3.h
			1,182	3.i
			(7,560)	3.a
Shareholders' (deficit) equity	(39,286)	9,791	36,584		7,089
Total liabilities and shareholders' equity	$280	$14,373	$5,500		$20,153

Ra Medical Systems, Inc.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

(in thousands, except per share data)

For the Six Months Ended June 30, 2022

	Historical		Pro Forma
	Catheter		Pro Forma		Pro Forma
	Precision	Ra Medical	Adjustments	Notes	Results
Net revenue	$132	$14	$—		$146
Cost of revenue	8	161	—		169
Gross profit (loss)	124	(147)	—		(23)
Operating expenses:
Selling, general and administrative	1,338	4,778	(141)	3.c	5,975
Research and development	115	5,511	—		5,626
Restructuring and impairment	—	3,527	(3,527)	3.j	—
Total operating expenses	1,453	13,816	(3,668)		11,601
Loss from operations	(1,329)	(13,963)	3,668		(11,624)
Other income (expense), net:
Interest expense	(1,537)	—	1,537	3.g	—
Other income (expense), net	(64)	20	57	3.i	13
Total other income (expense), net	(1,601)	20	1,594		13
Loss before income taxes	(2,930)	(13,943)	5,262		(11,611)
Income taxes	—	—	—		—
Net loss	(2,930)	(13,943)	5,262		(11,611)
Dividends on preferred shares	(907)	—	907	3.k	—
Net loss attributable to common stockholders	$(3,837)	$(13,943)	$6,169		$(11,611)

Net loss per share, basic and diluted	$(0.50)	$(0.53)			$(0.04)
Shares used in computing net loss per share:
Basic and diluted	5,842	26,133		3.l	258,336

Ra Medical Systems, Inc.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

(in thousands, except per share data)

For the Year Ended December 31,2021

	Historical		Pro Forma
	Catheter		Pro Forma		Pro Forma
	Precision	Ra Medical	Adjustments	Notes	Results
Net revenue	$149	$22	$—		$171
Cost of revenue	10	1,560	—		1,570
Gross profit (loss)	139	(1,538)	—		(1,399)
Operating expenses:
Selling, general and administrative	2,228	15,475	—		17,703
Research and development	422	12,253	—		12,675
Total operating expenses	2,650	27,728	—		30,378
Loss from operations	(2,511)	(29,266)	—		(31,777)
Other income (expense), net:
Transaction expense of the merger	—	—	7,560	3.a	7,560
Interest expense	(2,828)	—	2,828	3.g	—
Gain on extinguishment of PPP promissory note	200	2,023	—		2,223
Other income (expense), net	149	(14)	43	3.i	178
Total other income (expense), net	(2,479)	2,009	10,431		9,961
Loss from continuing operations before income taxes	(4,990)	(27,257)	(4,689)		(36,936)
Income taxes	—	4	—		4
Loss from continuing operations before dividends	(4,990)	(27,261)	(4,689)		(36,940)
Dividends on preferred shares	(3,628)	-	3,628	3.k	—
Loss from continuing operations	(8,618)	(27,261)	(1,061)		(36,940)
Income from discontinued operations, net of taxes	—	2,191	—		2,191
Net loss attributable to common stockholders	$(8,618)	$(25,070)	$(1,061)		$(34,749)

Net loss per share, basic and diluted
Continuing operations	$(3.50)	$(5.39)			$(0.16)
Discontinued operations	—	0.43			0.01
Total net loss per shares, basic and diluted	$(3.50)	$(4.96)			$(0.15)
Shares used in computing net loss per share:
Basic and diluted	1,425	5,055		3.l	237,258

Ra Medical Systems, Inc.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(Unaudited)

1.	BASIS OF PRESENTATION

After completion of the Merger, the consolidated financial statements of the consolidated entity will be prepared and presented in accordance with U.S. GAAP. The unaudited pro forma condensed combined financial information includes (all financial information is prepared in accordance with U.S. GAAP):

(a)     The unaudited pro forma condensed combined balance sheet as at June 30, 2022, combines (i) the unaudited balance sheet of Catheter Precision as at June 30, 2022, as derived from information included as exhibits to this Form 8-K and (ii) the unaudited condensed balance sheet of Ra Medical as at June 30, 2022 as filed on Ra Medical’s Form 10-Q with the SEC on August 15, 2022 as if the Merger had been completed on June 30, 2022.

(b)    The unaudited pro forma condensed combined statement of operations for the six months period ended June 30, 2022 combines (i) the unaudited condensed statement of operations of Catheter Precision for the nine months period ended June 30, 2022 as derived from information included as exhibits to this Form 8-K and (ii) the unaudited interim condensed statement of operations of Ra Medical for the six months period ended June 30, 2022 as filed on Ra Medical’s Form 10-Q with the SEC on August 15, 2022 and gives effect to the Merger as if it took place as of January 1, 2021.

(c)     The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 combines (i) the audited statement of operations of Catheter Precision for the year ended December 31, 2021 as derived from information included as exhibits to this Form 8-K and (ii) the audited statement of operations of Ra Medical for the year ended December 31, 2021 as filed on Ra Medical’s Form 10-K with the SEC on March 24, 2022 and amended on July 13, 2022 and gives effect to the Merger as if it took place as of January 1, 2021.

The unaudited pro forma condensed combined financial information should be read in conjunction with the historical financial statements and notes included therein of Ra Medical, and Catheter Precision, as referred to above and included elsewhere in this proxy statement. Further review may identify differences between the accounting policies of Catheter Precision and Ra Medical that, when conformed, could have a material impact on the financial statements of the combined company. At this time, Catheter Precision and Ra Medical are not aware of any accounting policy differences that would have a material impact on the unaudited pro forma condensed combined financial information of the combined company.

The Merger reflected in the unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting in accordance with ASC 805, Business Combinations, under U.S. GAAP. Based on the definitions of control, the acquisition is deemed to be a reverse acquisition and Ra Medical is considered the legal acquirer and Catheter Precision is considered the accounting acquirer. Under the acquisition method, the total estimated consideration is calculated as described in Note 2 to the unaudited pro forma condensed combined financial information. In accordance with the accounting guidance for business combinations, the assets acquired and liabilities assumed of Ra Medical will be measured at their estimated fair values. The pro forma financial information has accounted for Ra Medical’s assets and liabilities based on their historical amounts as no valuation has occurred at this time to determine their respective fair values.

It is Ra Medical’s management’s opinion that the unaudited pro forma condensed combined financial information includes all adjustments necessary for the fair presentation of the Merger described herein. This unaudited pro forma condensed combined financial information has been presented for informational purposes only and is not intended to reflect the results of operations or the financial position of Ra Medical which would have actually resulted had the Merger been effected on the dates indicated. Furthermore, the unaudited pro forma condensed combined financial information is not necessarily indicative of the results of operations that may be obtained in the future. Actual amounts recorded upon completion of the Merger will differ from those recorded in the unaudited pro forma condensed combined financial information and the differences may be material.

2.	MERGER OF CATHETER PRECISION, INC.

The management of Ra Medical and Catheter Precision has preliminarily concluded that the Merger represents a business combination pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations, or ASC 805. For accounting purposes, Catheter Precision has been determined to be the accounting acquirer based upon the terms of the Merger and other factors including Catheter Precision’s security holders obtaining voting control of the shares. The Merger will be accounted for as a reverse acquisition using the acquisition method of accounting for business combinations under the guidance of ASC 805. Accordingly, Catheter Precision will record the acquired assets and assumed liabilities at their fair value as of the Merger closing date.

Management has estimated the preliminary consideration and not yet completed an external valuation analysis of the fair market value of Ra Medical’s assets to be acquired and liabilities to be assumed. As a result, management has the estimated the allocation of the preliminary purchase price to Ra Medical’s assets and liabilities. This preliminary purchase price allocation has been used to prepare the pro forma adjustments in the unaudited pro forma condensed combined balance sheet. The final purchase price allocation will be determined when the final purchase price has been determined the final assets and liabilities and any asset sales are known, and detailed valuations and any other studies and calculations deemed necessary have been completed. The final purchase price and purchase price allocation could differ materially from the preliminary purchase price and purchase price allocation used to prepare the pro forma adjustments resulting from changes to assets and liabilities and to the ultimate purchase consideration, and operations during the intervening period to the closing of the Merger, among other factors.

Pursuant to the terms of the Merger Agreement, Ra Medical will issue approximately 79.37% shares of its Common Stock (including through the assumption of Catheter Precision options) to the shareholders, holders of Catheter Precision options and Convertible Promissory Note holders of Catheter Precision, in exchange for the acquisition of 100% of the issued and outstanding common shares of Catheter Precision, the assumption of the Catheter Precision options and the cancellation of the principal amount of the Convertible Promissory Notes. The actual number of shares to be issued will be determined at the closing of the Merger and subject to downwards adjustment in the Merger Agreement to the extent that, and by the amount in which Ra Medical delivers Net Cash (as defined in the Merger Agreement) greater than $8,000,000. Pursuant to guidance for reverse acquisitions, the consideration to be transferred by the accounting acquirer (Catheter Precision) for its interests in the accounting acquiree (Ra Medical) is based on the number of equity interests the legal subsidiary would have had to issue to give the owners of the legal parent the same percentage equity interest in the combined entity that results from the reverse acquisition. Ra Medical shareholders own common stock. In addition, the Ra Medical equity holders hold warrants to acquire common stock of Ra Medical. The preliminary consideration, or the proportional value to be retained by the Ra Medical shareholders, has been based on the sale price of Ra Medical common stock on the NYSE American on September 1, 2022. This preliminary purchase price is based on the aggregate number of shares of Ra Medical’s common stock and common stock equivalents expected to be outstanding at the closing of the Merger as summarized below:

Estimated number of shares to be owned by Ra Medical shareholders	54,512,951
Multiplied by the fair value per share of Ra Medical stock	$0.16
8,722,072
Estimated Black-Scholes value of warrants	6,018,922
Estimated purchase price	$14,740,994

The actual purchase price will fluctuate until the Effective Date of the Merger and the final valuation could differ significantly from the preliminary estimate. The price per share of common stock has been based on the sale price of Ra Medical Systems, Inc. common stock on the NYSE American on September 1, 2022. For example, a fluctuation in the stock price of 10% could increase or decrease the estimated consideration $1.6 million.

3.	PRO FORMA ADJUSTMENTS

The adjustments reflect the acquisition method of accounting, which takes into account the total consideration transferred for Ra Medical’s assets and liabilities based on their historical amounts as no valuation has occurred at this time to determine their respective fair values.

a.	The preliminary estimated consideration transferred and assets acquired and liabilities assumed are recorded as follows (in thousands):

Cash and cash equivalents (3.b)	$16,628
Other assets	1,204
Long-term assets	2,041
Accounts payable, accrued expenses and other liabilities (3.f)	(5,582)
Direct, incremental costs of the Merger which are reflected in the historical financial statements (accrued expenses) (3.c)	101
Change of control severance liability (3.e)	(1,211)
Contingent liability (3.d)	(5,000)
Net assets acquired	8,181
Less: preliminary estimated consideration (2.)	14,741
Less: contingent consideration (3.g)	1,000
Transaction expense of the merger	$(7,560)

Any excess of the purchase price over the estimated fair value of the net assets acquired will be recorded as a day one recognition of the transaction expense incurred by Catheter Precision. This transaction expense is treated as an adjustment to the statement of operations under U.S. GAAP.

A final determination of fair value may differ materially from the preliminary estimates and will include management’s final valuation. The final valuation will change the calculation of consideration, which could affect the fair value assigned to the assets acquired and liabilities assumed and could result in a change to the unaudited pro forma condensed combined financial information.

b.	The adjustment reflects the issuance of 22.2 million shares in connection with a warrant repricing and exercise that occurred in July 2022.

c.	The adjustment removes the direct, incremental costs of the acquisition which will not be an ongoing cost upon consummation of the Merger.

d.	The adjustment includes an estimated liability owed to the Department of Justice which is due upon a change in control transaction.

e.	The adjustment includes change of control expenses relating to severance.

f.	The adjustment includes an estimated liability for insurance which will be obtained in a change of control transaction.

g.

The adjustment reflects the agreement with the Noteholders to forgive all accrued interest and future interest expense in exchange for a future royalty right. The Company will pay to the Noteholders a total royalty equal to 12% of net sales of its Surgical Vessel Closing Pressure Device, commencing upon the first commercial sale through December 31, 2035. The contingent consideration adjustment has an estimated fair value of $1.0 million.

h.

The adjustment removes the Convertible Promissory Notes principal as the Convertible Promissory Notes will be converted to equity in conjunction with the Merger under the proposed Debt Settlement Agreement and Release with each note holder.

i.

The adjustment removes the derivative liability and related expense for the changes in fair value of the derivative liability which will be terminated as the result of the conversion of the Convertible Promissory Notes. See 3.h.

j.	The adjustment removes the restructuring and impairment expenses which will not be an ongoing cost.

k.	The adjustment removes the dividends on preferred shares as the preferred shares converted to common in March 2022 and will not be an ongoing cost.

l.

Shares used in computing net loss per share assumes the issuance of 210,000,000, or approximately 79%, shares of common stock, and 22,202,503 common shares issued in connection with a warrant repricing and exercise that occurred in July 2022, as if it took place on January 1, 2021. The actual number of common shares to be issued in connection with the Merger will be determined based upon future events as described elsewhere in this Form 8-K.

m.	Adjustments remove the historical value of equity and accumulated deficit of the accounting acquiree.